ARC Reports Continuing Growth in Sales and EPS for Third Quarter 2022

SAN RAMON, CA – (November 2, 2022) – ARC Document Solutions, Inc. (NYSE: ARC), a leading provider of digital printing and document-related services, today reported its financial results for the third quarter ended September 30, 2022.

Financial Highlights:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(All dollar amounts in millions, except EPS)	2022	2021	2022	2021
Net sales	$73.1	$72.4	$217.2	$203.0
Gross margin	33.9%	32.8%	33.5%	32.2%
Net income attributable to ARC	$3.7	$3.2	$9.0	$6.5
Adjusted net income attributable to ARC	$3.7	$3.2	$9.4	$6.8
Earnings per share - Diluted	$0.09	$0.07	$0.21	$0.15
Adjusted earnings per share - Diluted	$0.09	$0.08	$0.22	$0.16
Cash provided by operating activities	$14.9	$11.3	$26.4	$28.2
EBITDA	$10.8	$11.0	$30.3	$30.1
Adjusted EBITDA	$11.2	$11.5	$31.6	$31.3
Capital expenditures	$1.6	$1.8	$4.3	$3.4
Debt & finance leases (including current)			$68.8	$80.5

Management Commentary:
“The strategy we put in place during 2019 created opportunities for ARC to grow in virtually any environment, primarily because we made diversity and resilience the keys to our success,” said Suri Suriyakumar, Chairman and CEO of ARC. “The proof is in our performance. Our sales and earnings have grown in each of the past six quarters, even as we adapted to the economic pressures of the pandemic and growing inflation. We expect that performance to continue.”

“As we expand our customer base and continue to improve our marketing efforts, we have kept more qualified leads in the hands of our sales force throughout the quarter,” said Dilo Wijesuriya, President and Chief Operating Officer. "Our diversification strategy has benefited our performance, but it is equally effective when we look ahead. Should the country enter a recession, we can shift our targets among the wide variety of industry verticals we now address, and choose among a range of services to find solutions for customers, regardless of their budgets or the nature of their projects.”

“The growth from new sales opportunities in the third quarter and the profit and cash we generated not only produced healthy performance, but it also helped solidify our capital structure,” said Jorge Avalos, Chief Financial Officer. “Our operating income rose more than 16 percent. EPS was up year-over-year, and cash flows from operations accelerated as expected. We remain confident we will meet or exceed last year’s cash flows of $36 million, and despite historical softness for the period, we think fourth quarter sales of $70 million dollars or more are within our reach. ”

2022 Third Quarter Supplemental Information:
Net sales were $73.1 million, a 1.0% increase compared to the third quarter of 2021.
Cash & cash equivalents on the consolidated balance sheet in the third quarter 2022 were $50.6 million.
ARC’s next quarterly cash dividend of $0.05 will be paid on November 30, 2022 with a record date of October 31, 2022.
Days sales outstanding were 51 in Q3 2022 and 50 in Q3 2021.
The number of MPS locations remained relatively flat year-over-year at approximately 10,800.

Net Revenue

In millions	3Q 2022	2Q 2022	1Q 2022	FYE 2021	4Q 2021	3Q 2021
Total net revenue	$73.1	$74.6	$69.5	$272.2	$69.2	$72.4
For the third quarter 2022, net sales increased 1.0%, compared to the same period in 2021. The increase in net sales in 2022 is due to the expansion and diversification of our customer base and selling additional services to existing customers.
Revenue by Business Lines

In millions	3Q 2022	2Q 2022	1Q 2022	FYE 2021	4Q 2021	3Q 2021
Digital Printing	$44.7	$46.2	$41.9	$166.7	$41.3	$44.9
MPS	$19.4	$19.2	$18.7	$72.4	$18.6	$18.5
Scanning and Digital Imaging	$4.8	$4.3	$4.2	$14.5	$4.1	$4.1
Equipment and supplies	$4.3	$4.8	$4.7	$18.6	$5.3	$5.0
For the third quarter 2022, Digital Printing sales decreased 0.5% compared to prior year. The slight decrease in sales is due to comparatively outsized sales related to COVID-19 signage for the same period in 2021. This was partially offset by an increase in digital color graphic printing from new and existing customers, as well as an increase in sales in digital plan printing from our construction-oriented customers.
For the third quarter 2022, MPS sales increased 5.0% year-over-year. Growth in MPS sales reflects an increase of on-site printing volume as moderation of work-from-home directives encouraged more employees to return to offices during the period, as activity on construction job sites continued, and as we implemented price increases to offset the effects of inflation in our supply chain.
For the third quarter 2022, Scanning and Digital Imaging sales increased 17.3% year-over-year. The increase in sales was primarily attributable to growing demand for paper-to-digital document conversions used in day-to-day business operations, and the creation of digital archives to replace long-term warehoused paper document storage.
For the third quarter 2022, Equipment and Supplies sales decreased 13.8% year-over-year. The decrease was a result of reduced sales from our Chinese joint venture as the Chinese economy continues to be challenged.
Gross Profit

In millions unless otherwise indicated	3Q 2022	2Q 2022	1Q 2022	FYE 2021	4Q 2021	3Q 2021
Gross profit	$24.8	$25.5	$22.4	$87.7	$22.3	$23.8
Gross margin	33.9%	34.2%	32.3%	32.2%	32.2%	32.8%
Third quarter 2022 gross profit improved by $1.0 million over the same period in 2021 driven by higher sales in the period and a reduction in depreciation expense. Gross margin improvement was largely driven by the new cost structure we put in place in 2020, which we were able to leverage with the increase in sales.
Selling, General and Administrative Expenses

In millions	3Q 2022	2Q 2022	1Q 2022	FYE 2021	4Q 2021	3Q 2021
Selling, general and administrative expenses	$19.1	$19.9	$19.4	$72.3	$17.9	$18.8
Selling, general and administrative (SG&A) expenses in the third quarter 2022 increased in absolute dollars year-over-year by $0.3 million or 1.3%. The increase is due to higher labor costs, as well as higher commissions, bonuses, and travel resulting from increased sales and profitability.

Net Income and Earnings Per Share

In millions unless otherwise indicated	3Q 2022	2Q 2022	1Q 2022	FYE 2021	4Q 2021	3Q 2021
Net income attributable to ARC – GAAP	$3.7	$3.3	$2.0	$9.1	$2.6	$3.2
Adjusted net income attributable to ARC	$3.7	$3.7	$2.0	$9.5	$2.7	$3.2

Earnings per share attributable to ARC
Diluted EPS – GAAP	$0.09	$0.08	$0.05	$0.21	$0.06	$0.07
Adjusted diluted EPS	$0.09	$0.08	$0.05	$0.22	$0.06	$0.08
Year-over-year, net income attributable to ARC and earnings per share increased in the third quarter of 2022. Earnings growth was primarily driven by the increase in net sales and the decrease in depreciation expense, partially offset by the increase in selling, general and administrative expenses described above. As hybrid work schedules reduced office printing volumes, our need for printing equipment has significantly decreased and thus reduced our depreciation expense.
Cash Provided by Operating Activities

In millions	3Q 2022	2Q 2022	1Q 2022	FYE 2021	4Q 2021	3Q 2021
Cash provided by operating activities	$14.9	$8.6	$2.9	$35.8	$7.6	$11.3
The year-over-year increase in cash flows from operations during the third quarter of 2022, compared to the same period in 2021, was primarily due to the timing of accounts receivable collections and increase in net income.
EBITDA

In millions	3Q 2022	2Q 2022	1Q 2022	FYE 2021	4Q 2021	3Q 2021
EBITDA	$10.8	$10.9	$8.6	$40.0	$9.9	$11.0
Adjusted EBITDA	$11.2	$11.3	$9.1	$41.7	$10.4	$11.5
EBITDA and adjusted EBITDA decreased in the third quarter of 2022 due to the inflationary increase in direct material and labor costs in absolute dollars and as a percentage of sales.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Sales from Services and Product Lines as a Percentage of Net Sales	2022	2021	2022	2021
Digital Printing	61.1%	62.0%	61.1%	61.8%
MPS	26.5%	25.5%	26.4%	26.5%
Scanning and Digital Imaging	6.5%	5.6%	6.1%	5.1%
Equipment and supplies sales	5.9%	6.9%	6.4%	6.6%

Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Wednesday, November 2, 2022, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results of the Company’s third quarter of 2022. To access the live conference call, dial (888) 330-2446. International callers may join the conference by dialing (240) 789-2732. The conference code is 6872020 and will be required to dial into the call. A live webcast will also be made available from the “Overview” and “Events & Presentation” pages of ARC Document Solution's investor relations website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.
About ARC Document Solutions (NYSE: ARC)
ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company, including forward-looking statements related to the impact of the COVID-19 pandemic on the Company’s operations. Words and phrases such as “we expect,” “create opportunities for ARC to grow,” “look ahead,” “we remain confident,” “are within our reach,” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, digital printing industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the section titled "Part I - Item 1A. Risk Factors" of ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	September 30,	December 31,
Current assets:	2022	2021
Cash and cash equivalents	$50,648	$55,929
Accounts receivable, net of allowances for accounts receivable of $2,038 and $2,104	41,117	39,441
Inventory	9,495	8,842
Prepaid expenses	4,329	4,125
Other current assets	3,528	4,207
Total current assets	109,117	112,544
Property and equipment, net of accumulated depreciation of $233,124 and $229,803	39,467	45,153
Right-of-use assets from operating leases	29,071	29,360
Goodwill	121,051	121,051
Other intangible assets, net	212	325
Deferred income taxes	8,940	13,293
Other assets	2,264	2,273
Total assets	$310,122	$323,999
Current liabilities:
Accounts payable	$22,978	$22,753
Accrued payroll and payroll-related expenses	12,372	11,857
Accrued expenses	16,045	16,752
Current operating lease liabilities	9,953	10,284
Current portion of finance leases	11,611	13,816
Total current liabilities	72,959	75,462
Long-term operating lease liabilities	24,365	24,952
Long-term debt and finance leases	57,231	64,426
Other long-term liabilities	176	167
Total liabilities	154,731	165,007
Commitments and contingencies
Shareholders’ equity:
ARC Document Solutions, Inc. shareholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 50,924 and 50,584 shares issued and 43,026 and 43,108 shares outstanding	51	50
Additional paid-in capital	131,625	129,881
Retained earnings	44,413	41,768
Accumulated other comprehensive loss	(4,477)	(2,501)
	171,612	169,198
Less cost of common stock in treasury, 7,898 and 7,476 shares	18,101	16,771
Total ARC Document Solutions, Inc. shareholders’ equity	153,511	152,427
Noncontrolling interest	1,880	6,565
Total equity	155,391	158,992
Total liabilities and equity	$310,122	$323,999

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net sales	$73,136	$72,432	$217,188	$202,961
Cost of sales	48,315	48,643	144,380	137,593
Gross profit	24,821	23,789	72,808	65,368
Selling, general and administrative expenses	19,082	18,829	58,376	54,373
Amortization of intangible assets	17	37	87	168
Income from operations	5,722	4,923	14,345	10,827
Other income, net	(15)	(7)	(49)	(30)
Interest expense, net	454	495	1,330	1,691
Income before income tax provision	5,283	4,435	13,064	9,166
Income tax provision	1,577	1,298	4,376	2,949
Net income	3,706	3,137	8,688	6,217
Loss attributable to the noncontrolling interest	31	41	283	324
Net income attributable to ARC Document Solutions, Inc. shareholders	$3,737	$3,178	$8,971	$6,541
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.09	$0.08	$0.21	$0.15
Diluted	$0.09	$0.07	$0.21	$0.15
Weighted average common shares outstanding:
Basic	42,283	42,073	42,209	42,213
Diluted	42,956	42,724	43,414	42,629

ARC Document Solutions, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Cash flows from operating activities
Net income	$3,706	$3,137	$8,688	$6,217
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	74	158	275	164
Depreciation	4,965	5,992	15,512	18,760
Amortization of intangible assets	17	37	87	168
Amortization of deferred financing costs	16	15	46	47
Stock-based compensation	441	481	1,331	1,224
Deferred income taxes	1,609	1,203	4,187	2,637
Deferred tax valuation allowance	14	22	30	125
Other non-cash items, net	(29)	(88)	(135)	(167)
Changes in operating assets and liabilities:
Accounts receivable	2,727	(2,149)	(2,880)	(4,008)
Inventory	260	124	(896)	338
Prepaid expenses and other assets	1,677	1,642	6,874	6,965
Accounts payable and accrued expenses	(608)	711	(6,721)	(4,296)
Net cash provided by operating activities	14,869	11,285	26,398	28,174
Cash flows from investing activities
Capital expenditures	(1,618)	(1,837)	(4,284)	(3,391)
Other	68	71	210	291
Net cash used in investing activities	(1,550)	(1,766)	(4,074)	(3,100)
Cash flows from financing activities
Proceeds from stock option exercises	41	54	352	54
Proceeds from issuance of common stock under Employee Stock Purchase Plan	24	17	62	43
Share repurchases	—	(568)	(1,330)	(1,593)
Distribution to noncontrolling interest	—	—	(3,908)	—
Payments on finance leases	(3,761)	(4,353)	(11,588)	(13,918)
Borrowings under revolving credit facilities	38,000	30,500	114,000	69,250
Payments under revolving credit facilities	(39,250)	(31,750)	(117,750)	(76,750)
Payment of deferred financing costs	—	—	—	(281)
Dividends paid	(2,114)	(843)	(6,332)	(2,112)
Net cash used in financing activities	(7,060)	(6,943)	(26,494)	(25,307)
Effect of foreign currency translation on cash balances	(206)	(45)	(1,111)	186
Net change in cash and cash equivalents	6,053	2,531	(5,281)	(47)
Cash and cash equivalents at beginning of period	44,595	52,372	55,929	54,950
Cash and cash equivalents at end of period	$50,648	$54,903	$50,648	$54,903
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Finance lease obligations incurred	$2,025	$2,677	$6,388	$4,771
Operating lease obligations incurred	$2,355	$917	$7,154	$2,115

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Service sales
Digital Printing	$44,654	$44,890	$132,766	$125,413
MPS	19,415	18,497	57,317	53,837
Scanning and Digital Imaging	4,779	4,073	13,268	10,382
Total service sales	68,848	67,460	203,351	189,632
Equipment and Supplies Sales	4,288	4,972	13,837	13,329
Total net sales	$73,136	$72,432	$217,188	$202,961

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Cash flows provided by operating activities	$14,869	$11,285	$26,398	$28,174
Changes in operating assets and liabilities	(4,056)	(328)	3,623	1,001
Non-cash expenses, including depreciation and amortization	(7,107)	(7,820)	(21,333)	(22,958)
Income tax provision	1,577	1,298	4,376	2,949
Interest expense, net	454	495	1,330	1,691
Loss attributable to the noncontrolling interest	31	41	283	324
Depreciation and amortization	4,982	6,029	15,599	18,928
EBITDA	10,750	11,000	30,276	30,109
Stock-based compensation	441	481	1,331	1,224
Adjusted EBITDA	$11,191	$11,481	$31,607	$31,333

See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income attributable to ARC Document Solutions, Inc.	$3,737	$3,178	$8,971	$6,541
Interest expense, net	454	495	1,330	1,691
Income tax provision	1,577	1,298	4,376	2,949
Depreciation and amortization	4,982	6,029	15,599	18,928
EBITDA	10,750	11,000	30,276	30,109
Stock-based compensation	441	481	1,331	1,224
Adjusted EBITDA	$11,191	$11,481	$31,607	$31,333
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income attributable to ARC Document Solutions, Inc. to unaudited adjusted net income attributable to ARC Document Solutions, Inc.
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income attributable to ARC Document Solutions, Inc.	$3,737	$3,178	$8,971	$6,541
Deferred tax valuation allowance and other discrete tax items	(28)	37	410	236
Adjusted net income attributable to ARC Document Solutions, Inc.	$3,709	$3,215	$9,381	$6,777

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.09	$0.08	$0.21	$0.15
Diluted	$0.09	$0.07	$0.21	$0.15
Weighted average common shares outstanding:
Basic	42,283	42,073	42,209	42,213
Diluted	42,956	42,724	43,414	42,629

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.09	$0.08	$0.22	$0.16
Diluted	$0.09	$0.08	$0.22	$0.16
Weighted average common shares outstanding:
Basic	42,283	42,073	42,209	42,213
Diluted	42,956	42,724	43,414	42,629
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures
EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, net income margin or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBITDA represents net income before interest, taxes, depreciation and amortization.
We have presented EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBITDA to measure and compare the performance of our operating divisions. Our operating divisions’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating divisions. We use EBITDA to compare the performance of our operating divisions and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and related ratios only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three and nine months ended September 30, 2022 and 2021 to reflect the exclusion of changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three and nine months ended September 30, 2022 and 2021. We believe these changes were the result of items which are not indicative of our actual operating performance.
We have presented adjusted EBITDA for the three and nine months ended September 30, 2022 and 2021 to exclude stock-based compensation expense. The adjustment to exclude stock-based compensation expense to EBITDA is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.